AGREEMENT RELATING TO INITIAL CAPITAL

                                                               November 15, 1995

SOUTHWEST SMALL CAP EQUITY FUND, INC.
312 Walnut Street, 21st Floor
Cincinnati, OH 45202

Ladies and Gentlemen:

         McKenna & Company I, L.P. (the "Purchaser") hereby agrees to purchase from Southwest Small Cap Equity Fund, Inc. (the "Fund"), and the Fund hereby agrees to sell to the Purchaser, 10,000 shares of Common Stock, par value $.001 per share, of the Fund (the "Shares"), at an aggregate price of $100,000, or $10.00 per share.

         In conjunction with the purchase by the Purchaser of the Shares, the Purchaser hereby represents that it is acquiring the Shares for investment with no intention of reselling or otherwise distributing the Shares. The Purchaser hereby further agrees that any transfer of any of the Shares or any interest therein shall be subject to the following conditions:

         1. The Purchaser shall furnish you and counsel satisfactory to you prior to the time of transfer, a written description of the proposed transfer specifying its nature and consequence and giving the name of the proposed transferee.

         2. You shall have obtained from your counsel a written opinion stating whether in the opinion of such counsel the proposed transfer may be effected without registration under the Securities Act of 1933. If such opinion states that such transfer may be so effected, the Purchaser shall then be entitled to transfer the Shares in accordance with the terms specified in its description of the transaction to you. If such opinion states that the proposed transfer may not be so effected, the Purchaser will not be entitled to transfer the Shares unless the Shares are registered.

         The Purchaser hereby authorizes you to take such action as you shall reasonably deem appropriate to prevent any violation of the Securities Act of 1933 in connection with the transfer of the Shares, including the imposition of a requirement that any transferee of the Shares sign a letter agreement similar to this one. The Purchaser agrees that in the event the Shares are sold by the Purchaser or its successors or any current holder prior to the complete amortization of organization expenses by the Fund the proceeds payable in respect of the Shares shall be reduced by the pro-rata share (based on the proportionate share of the Shares sold to the total number of the Shares outstanding at the time of sale) of the then unamortized deferred organization expenses as of the date of such redemption.

                                          Very truly yours,

                                          McKENNA & COMPANY I, L.L.P.

Agreed to and accepted by:

SOUTHWEST SMALL CAP EQUITY            By:
  FUND, INC.                              John J. McKenna, Chairman of the Board


John J. McKenna, President